EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS FIRST QUARTER

DILUTED EARNINGS OF 81¢ PER SHARE AND

DECLARES QUARTERLY DIVIDEND OF 32¢ PER SHARE

SOUTHPORT, CONNECTICUT, May 3, 2023--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for the first quarter of 2023, net sales were $149.5 million and diluted earnings were 81¢ per share. For the corresponding period in 2022, net sales were $166.6 million and diluted earnings were $1.70 per share.

The Company also announced today that its Board of Directors declared a dividend of 32¢ per share for the first quarter for stockholders of record as of May 15, 2023, payable on May 31, 2023. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Christopher J. Killoy commented on the first quarter of 2023, “Decreased consumer demand led to a 10% reduction in first quarter sales compared to the prior year. We took a disciplined approach, targeted a production mix that better aligned with consumer demand, and continued to responsibly manage our overall production levels to reflect market conditions as we did throughout 2022.

This is evidenced by the slight reduction in both our finished goods inventory and the inventory of our products at distributors, which sets us on a solid path for the remainder of the year.”

Mr. Killoy reiterated the Company’s steadfast commitment to its disciplined approach, “Our long-term focus will continue to yield strong cash flow, prioritize the development of innovative new products, and safeguard our robust, debt-free balance sheet, which in turn will allow us to withstand the volatility of the ever-changing firearms market.”

Mr. Killoy concluded by commenting on recent legislation targeting discrimination against members of the firearms industry by the financial service industry, “We are encouraged by the actions taken by several states prohibiting state agencies from engaging with banks that discriminate against the law-abiding and highly regulated businesses in the firearm and ammunition industry. We are hopeful that federal legislation to discourage such practices, including the Firearm Industry Non-Discrimination Act (or the FIND Act), will be enacted to put an end to this unjust treatment of our industry. This hits us close to home as we have been notified twice in the past five years by two of the nation’s largest banks, Bank of America and Wells Fargo, that they would not provide us with any credit because of the lawful products that we design, manufacture, and sell.”

Mr. Killoy made the following observations related to the Company’s first quarter 2023 performance:

•	The estimated unit sell-through of the Company’s products from the independent distributors to retailers decreased 5% in the first quarter of 2023 compared to the prior year period. For the same period, NICS background checks, as adjusted by the National Shooting Sports Foundation, decreased 1%.

•	Sales of new products, including the MAX-9 pistol, LCP MAX pistol, Marlin 1895 lever-action rifles, LC Carbine, Small-Frame Autoloading Rifle, Super Wrangler, and the Security-380 pistol represented $30.0 million or 21% of firearm sales in the first quarter of 2023. New product sales include only major new products that were introduced in the past two years.

•	Our profitability declined in the first quarter of 2023 from the first quarter of 2022 as our gross margin decreased from 35% to 26%. The lower margin was driven by:

o	unfavorable deleveraging of fixed costs resulting from decreased production and sales,
o	inflationary cost increases in materials, commodities, services, energy, fuel and transportation,

o	a product mix shift toward products with relatively lower margins, for many of which the Company had significantly underserved the market demand since early in 2020, and
o	increased sales promotional costs.

•	During the first quarter of 2023, the Company’s finished goods inventory and distributor inventories of the Company’s products decreased 3,900 units and 6,600 units, respectively.

•	Cash provided by operations during the first quarter of 2023 was $5.3 million. At April 1, 2023, our cash and short-term investments totaled $130.0 million. Our current ratio is 4.3 to 1 and we have no debt.

•	In the first quarter of 2023, capital expenditures totaled $1.7 million related to new product introductions, upgrades to our manufacturing equipment and facilities. We expect our 2023 capital expenditures to approximate $20 million.

•	In the first quarter of 2023, the Company returned $95.8 million to its shareholders through the payment of a quarterly dividend and a $5.00 per share special dividend.

•	At April 1, 2023, stockholders’ equity was $322.1 million, which equates to a book value of $18.19 per share, of which $7.35 per share was cash and short-term investments.

Today, the Company filed its Quarterly Report on Form 10-Q for the first quarter of 2023. The financial statements included in this Quarterly Report on Form 10-Q are attached to this press release.

On Thursday, May 4, 2023, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the first quarter 2023 operating results. Interested parties can listen to the webcast via this link or by visiting Ruger.com/corporate. Those who wish to ask questions during the webcast will need to pre-register prior to the meeting.

The Quarterly Report on Form 10-Q for the first quarter of 2023 is available on the SEC website at SEC.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 800 variations of more than 40 product lines, across both the Ruger and Marlin brands. For almost 75 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	April 1, 2023	December 31, 2022

Assets

Current Assets
Cash	$8,052	$65,173
Short-term investments	122,027	159,132
Trade receivables, net	65,226	65,449

Gross inventories	127,933	129,294
Less LIFO reserve	(61,016)	(59,489)
Less excess and obsolescence reserve	(4,962)	(4,812)
Net inventories	61,955	64,993

Prepaid expenses and other current assets	6,717	7,091
Total Current Assets	263,977	361,838

Property, plant and equipment	448,657	447,126
Less allowances for depreciation	(376,382)	(370,273)
Net property, plant and equipment	72,275	76,853

Deferred income taxes	6,188	6,109
Other assets	46,657	39,963
Total Assets	$389,097	$484,763

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

(Dollars in thousands, except per share data)

	April 1, 2023	December 31, 2022

Liabilities and Stockholders’ Equity

Current Liabilities
Trade accounts payable and accrued expenses	$33,356	$35,658
Dividends payable	—	88,343
Contract liabilities with customers	1,113	1,031
Product liability	493	235
Employee compensation and benefits	17,415	30,160
Workers’ compensation	5,863	6,469
Income taxes payable	3,354	1,171
Total Current Liabilities	61,594	163,067

Employee compensation	2,488	1,846
Product liability accrual	47	73
Lease liability	2,900	3,039

Contingent liabilities	—	—

Stockholders’ Equity
Common Stock, non-voting, par value $1:
Authorized shares 50,000; none issued	—	—
Common Stock, par value $1:
Authorized shares – 40,000,000 2023 – 24,422,419 issued, 17,708,081 outstanding 2022 – 24,378,568 issued, 17,664,230 outstanding	24,422	24,378
Additional paid-in capital	44,062	45,075
Retained earnings	399,396	393,097
Less: Treasury stock – at cost 2023 – 6,714,338 shares 2022 – 6,714,338 shares	(145,812)	(145,812)
Total Stockholders’ Equity	322,068	316,738
Total Liabilities and Stockholders’ Equity	$389,097	$484,763

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended
	April 1, 2023	April 2, 2022

Net firearms sales	$148,893	$165,933
Net castings sales	560	642
Total net sales	149,453	166,575

Cost of products sold	110,967	108,467

Gross profit	38,486	58,108

Operating expenses:
Selling	9,225	8,435
General and administrative	12,240	10,946
Total operating expenses	21,465	19,381

Operating income	17,021	38,727

Other income:
Interest income	1,214	31
Interest expense	(25)	(91)
Other income, net	282	852
Total other income, net	1,471	792

Income before income taxes	18,492	39,519

Income taxes	4,142	9,287

Net income and comprehensive income	$14,350	$30,232

Basic earnings per share	$0.81	$1.72

Diluted earnings per share	$0.81	$1.70

Weighted average number of common shares outstanding - Basic	17,678,686	17,610,202

Weighted average number of common shares outstanding - Diluted	17,788,653	17,806,457

Cash dividends per share	$5.42	$0.86

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended
	April 1, 2023	April 2, 2022

Operating Activities
Net income	$14,350	$30,232
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	6,536	6,755
Stock-based compensation	1,134	1,672
Gain on sale of assets	(2)	(5)
Deferred income taxes	(79)	443
Changes in operating assets and liabilities:
Trade receivables	223	(12,311)
Inventories	3,038	(3,064)
Trade accounts payable and accrued expenses	(2,908)	(2,232)
Contract liability with customers	82	—
Employee compensation and benefits	(12,739)	(13,840)
Product liability	232	(289)
Prepaid expenses, other assets and other liabilities	(6,766)	6,163
Income taxes payable	2,183	5,237
Cash provided by operating activities	5,284	18,761

Investing Activities
Property, plant and equipment additions	(1,652)	(10,881)
Proceeds from sale of assets	3	—
Purchases of short-term investments	(54,976)	(29,992)
Proceeds from maturities of short-term investments	92,081	59,973
Cash provided by investing activities	35,456	19,100

Financing Activities
Remittance of taxes withheld from employees related to share-based compensation	(2,103)	(2,154)
Dividends paid	(95,758)	(15,165)
Cash used for financing activities	(97,861)	(17,319)

(Decrease) increase in cash and cash equivalents	(57,121)	20,542

Cash and cash equivalents at beginning of period	65,173	21,044

Cash and cash equivalents at end of period	$8,052	$41,586

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its financial results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and two non-GAAP financial measures, EBITDA and EBITDA margin, which management believes provides useful information to investors. These non-GAAP financial measures may not be comparable to similarly titled financial measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA and EBITDA margin are useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates this by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income to arrive at EBITDA. The Company calculates EBITDA margin by dividing EBITDA by total net sales.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended
	April 1, 2023	April 2, 2022

Net income	$14,350	$30,232

Income tax expense	4,142	9,287
Depreciation and amortization expense	6,536	6,755
Interest income	(1,214)	(31)
Interest expense	25	91
EBITDA	$23,839	$46,334
EBITDA margin	16.0%	27.8%